Exhibit 10f.
                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of December 9, 1998, is between MedCare Technologies, Inc., a Delaware corporation (the "Company"), and Jeffrey S. Aronin, an Illinois resident ("Executive").

                                    RECITALS
                                    --------

     A. The Company desires to continue to employ Executive as its President and Chief Executive Officer, on the terms set forth in this Agreement.

     B.  Executive desires to be so employed by Company.

                                   AGREEMENTS
                                   ----------

     In consideration of the foregoing recitals and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.  EMPLOYMENT.

1.1. Term. The Company agrees to employ Executive as its President and Chief Executive Officer, and Executive agrees to accept such employment, for the period commencing on the date hereof and ending on the second anniversary of the date hereof, unless earlier terminated pursuant to Section 3 (the "Term"); provided, however, that, except as otherwise provided in Section 3, the Term shall be automatically extended for successive one-year periods commencing with the second anniversary hereof, unless the Company or Executive delivers to the other party written notice specifying such party's intent not to extend or re-extend the Term for an additional one-year period, which notice shall be delivered at least thirty (30) days prior to the expiration of the Term or any one-year extension thereof, as applicable.

1.2. Duties. During the Term, Executive shall perform such duties and functions as are customarily performed by the chief executive officer of a company the size and nature of the Company, including the duties and functions consistent with the positions of President and Chief Executive Officer as are from time to time assigned to him by the Board of Directors of Company (the "Board"). Executive shall have the powers necessary to perform his duties, and shall be provided such supporting services, staff, secretarial and other assistance, office space and accoutrements as shall be reasonably necessary and appropriate in light of such duties.

1.3. Place of Performance. Executive shall perform his services hereunder at the headquarters of the Company, except for travel reasonably required to conduct Company business.

1.4. Vacations. Executive shall be entitled to such paid vacation time as the Company customarily provides from time to time to its executives (but in no event less than three (3) weeks per year), to be taken in accordance with its then-current employment policy regarding such vacation time. Executive shall also be entitled to all paid holidays given by the Company to its employees.

2.  COMPENSATION.

2.1. Base Salary. As compensation for services rendered hereunder, Executive shall receive an annual base salary ("Base Salary") of not less than One Hundred Fifty Thousand Dollars ($150,000); provided however, that effective January 1, 1999, Executive shall receive an annual Base Salary of not less than Two Hundred Thousand Dollars ($200,000), such Base Salary to (a) accrue on a daily basis based on a three hundred sixty-five (365) day year, and (b) be paid in accordance with the Company's customary payroll practices but in no event less frequently than monthly. Such Base Salary shall be reviewed by the Board no less frequently than semi-annually, beginning as of January 1, 2000, with a view to making such increases as the board, in its discretion, deems appropriate. any increase in base salary granted by the Board shall in no way limit or reduce any other obligation of the Company hereunder.

2.2.  Annual Bonuses.  In addition to the Base Salary payable pursuant to
Section 2.1, Executive shall be eligible for an annual bonus ("Bonus") for each Fiscal Year of the Company ("Fiscal Year") during the Term. The annual Bonus shall be based on such performance standards as the Board or compensation committee designated by the Board may establish, shall accrue one-half on the last day of the sixth month and one-half on the last day of the twelfth month of the Company's Fiscal Year, and shall be payable to Executive in accordance with the Company's then-current bonus program applicable with respect to its employees (but in all events no later than the date upon which the Company is required to file its annual report with the United States Securities and Exchange Commission).

2.3. Welfare and Retirement Benefits. In addition to the foregoing, the Company shall pay one hundred percent (100%) of the premiums for medical, life and dental insurance for Executive and Executive's dependents. In addition, Executive shall be eligible to participate in any and all benefit plans maintained by the Company for its employees in accordance with the terms of such plans as from time to time in effect and applicable to employees of the Company.

2.4. Other Benefits. Executive will receive payment for all business related organizational or association memberships designated by Executive, in accordance with the Company's then current practices.

2.5. Auto Allowance. Executive shall receive monthly an automobile allowance of five hundred ($500) per month, which allowance shall be includible in Executive's compensation and subject to applicable federal and state withholding taxes.

2.6. Disability Insurance. The Company shall maintain, and pay the premiums of, a long-term disability insurance policy for the benefit of Executive (the "Disability Policy") which provides Executive, in the event of his disability, an annual amount equal to at least seventy percent (70%) of this then-current compensation (including for such purposes an amount equal to his bonus for the immediately preceding Fiscal Year). The amount of such policy shall be reviewed by the Board no less frequently than bi-annually, beginning on the second anniversary hereof, with a view to making such increases in the amount of such policy as are required to comply with this Section 2.6. The Disability Policy shall, by its terms, permit the Company to assign to Executive (or permit Executive otherwise to continue) such policy following the termination of his employment with the Company for any reason. The Company shall take all actions necessary to assign the Disability Policy to Executive upon the termination of Executive's employment with the Company.

2.7. Expenses. The Company shall reimburse Executive promptly for all ordinary and necessary travel and other business expenses incurred by him in connection with his duties hereunder (including reimbursement for business use of his home telephone, home facsimile and cellular telephone), provided that Executive properly accounts therefor in accordance with Company policy.

3.  TERMINATION.

3.1.  Death.  Unless Executive's employment has terminated sooner pursuant to
Section 3, Executive's employment shall terminate on the date of his death.

3.2. Termination by the Company for Cause. The Company may terminate Executive's employment for cause. for purposes hereof, "cause" shall mean (i) Executive's conviction of, guilty plea concerning, or written or video-taped confession of fraud, theft, embezzlement or similar malfeasance, (ii) Executive's commission of embezzlement of Company funds (provided that the Company has substantial proof of such embezzlement) or (iii) a material breach of Executive's obligations under this Agreement. Notwithstanding the foregoing, the Company's right to terminate Executive's employment for cause is conditioned upon (a) a majority vote of the Board, after reasonable investigation and deliberation, to terminate Executive's employment for Cause and (b) thirty (30) days' prior written notice of the Company's intention to terminate Executive, which notice sets forth that or those conditions constituting Cause for termination. Executive shall have thirty (30) days following his receipt of such notice to eliminate the basis for Cause to the reasonable satisfaction of the Board. If Executive does not so eliminate the basis for Cause, the Company may terminate Executive's employment hereunder upon notice to Executive specifying the Date of Termination (as hereinafter defined), which date shall be no earlier than three (3) days from the date of such notice.

3.3. Termination by the Company Without Cause. The Company may terminate Executive's employment at any time without Cause by providing notice of such intention which notice specifies the Date of Termination.

3.4. Termination by Executive for Good Reason. Executive shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances (without the prior written consent of Executive):

     (a) the requirement that Executive report to any officer, consultant or committee other than the Board, it being the intent of the parties that Executive shall never be required to report to anyone other than the Board or a formal committee thereof;

     (b) the removal of any of Executive's titles specified in Section 1.1;

     (c) a redelegation of any of Executive's material duties to other Company officers, employees, consultants or committees;

     (d) the failure of the Company to maintain and to continue Executive's participation in its benefit plans as in effect from time to time on a basis substantially equivalent to that level of participation applicable to other senior employees of the Company;

     (e) a material breach of the Company's obligations under this Agreement or any written agreement to which Executive and the Company are a party;

     (f) the removal of, or failure to elect or re-elect, Executive as a director of the Company; or

     (g) a Change of Control (as hereinafter defined).

     For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if, at any time after the date hereof, any of the following occurs:

          A. the Company sells or otherwise disposes of all or substantially all of its assets, other than to Executive;

          B. the Company participates in a merger or consolidation and, immediately following the consummation of such merger or consolidation, the Company's stockholders prior to such merger or consolidation do not own fifty percent (50%) or more of the voting shares of stock of the surviving or successor corporation, unless more than fifty percent (50%) of the voting shares of stock of the surviving or successor corporation are owned by Executive; or

          C.  any person or entity, including a "person" as such term is used in
          Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (but excluding Executive or other current officers or directors of the Company) becomes the beneficial owner of fifty (50%) or more of the combined voting power of the Company's voting securities.

In connection with the termination of his employment for good reason, Executive shall give the Company prior written notice of the occurrences or events giving rise to such Good Reason, which written notice shall set forth a Date of Termination not earlier than thirty (30) days subsequent to the date of such notice; provided, that prior to the Date of Termination, the Company may (except in the case of termination for Good Reason due to a Change of Control) eliminate, to the reasonable satisfaction of Executive, the occurrences or events giving rise to Executive's Good Reason. Notwithstanding the foregoing, Executive shall have the right to terminate his employment for Good Reason (a) in the case of a Change of Control, for the one (1) year period following such Change of Control, and (b) in the case of Good Reason other than a Change of Control, for the six (6) month period following the events giving rise to such Good Reason.

3.5. Termination Upon Disability. The Company may terminate Executive's employment by reason of disability. For purposes of this Agreement, "Disability" shall mean Executive's inability, as determined by a physician mutually agreed to by Executive and the Company, to perform, on a full-time basis, the duties of the President and Chief Executive Officer due to his physical or mental illness, accident or injury, which condition shall exist for sixty (60) or more business days within five (5) consecutive months. If the Company elects to terminate Executive's employment for Disability, it shall give Executive written notice thereof setting forth that election and the date of termination.

3.6. Notice and Date of Termination. Any termination of the Executive's employment hereunder by the Company or Executive shall be communicated by written notice of termination to the other party hereto in accordance with
Section 7.4 hereof. as used herein, the term "Date of Termination" shall mean the date specified in the notice of termination (which shall be not less than thirty (30) days from the date such notice of termination is given unless otherwise expressly provided herein).

4.  PAYMENTS UPON OR AFTER TERMINATION.

4.1. Accrued Compensation. Upon the termination of his employment with the Company for any reason, Executive shall receive any and all compensation remaining accrued and unpaid as of the Date of Termination, including Base Salary and Bonus through the Date of Termination. The Company shall provide Executive with all profit-sharing, pension, life, disability, accident, health insurance, and other employee benefit and fringe benefit plans and programs through the Date of Termination in accordance with the terms and provisions of such plans and programs as are in effect as of the date that any notice of termination is given.

4.2.  Termination Upon Death.  In addition to the Company's obligations under
Section 4.1 hereof, if, at the time of Executive's death, Company maintains health insurance for members of Executive's immediate family, the Company shall maintain such health insurance in full force and effect for a period of at least one (1) year from the date of Executive's death (which shall not reduce the minimum length of time that the Company is obligated to provide health insurance to Executive's immediate family under Section 4980(b) of the Internal Revenue Code of 1986, as amended (the "Code")).

4.3. Termination for Cause. Except with respect to the Company's obligations under Section 4.1 hereof, if Executive's employment with the Company is terminated for Cause, the Company shall have no further obligations to Executive under this Agreement.

4.4. Termination by Company Without Cause, Termination at Disability or Termination by Executive for Good Reason. In addition to the Company's obligations under Section 4.1 hereof, in the event that either (a) Executive's employment is terminated by the Company and such termination is not in accordance with Section 3.2 hereof or (b) Executive's employment is terminated by reason of Disability or for Good Reason, the Company shall pay Executive, within thirty (30) days of the Date of Termination, an amount equal to the sum of (i) two (2) years Base Salary at his then-current annual Base Salary plus
(ii) two (2) times the average of the two (2) most recent Bonuses paid to Executive. In addition, for the two (2) year period following the Date of Termination, the Company shall pay, or reimburse Executive for, (i) any and all the premiums necessary to maintain in full force and effect health insurance for the benefit of Executive and members of his immediate family (which payment shall not reduce the minimum length of time that the

Company is obligated to provide health insurance to Executive and Executive's immediate family under Code Section 4980(B)) and (ii) any and all premiums necessary to maintain in full force and effect the Disability Policy. In the event that Executive shall terminate his employment for Good Reason based on a Change of Control, then in addition to the Company's obligations under this
Section 4.4, the Company shall, notwithstanding any agreement or plan to the contrary, fully vest and remove all conditional obligations to receive, all options or other equity-based awards granted Executive by the Company. If it is determined, in the opinion of the Company's independent accountants, in consultation with the Company's independent counsel, that any amounts payable to Executive by the Company under this Agreement, or any other plan or Agreement under which Executive participates or is a party, would constitute an "Excess Parachute Payment" within the meaning of Code Section 280G and be subject to the excise tax imposed by Code Section 4999 (the "Excise Tax"), the Company shall, on the Date of Termination, pay to Executive an amount equal to the amount of such Excise Tax, all federal, state and local income or other taxes payable by Executive thereon (the "Tax Amount"), plus an additional amount equal to the additional federal, state and local taxes applicable as a result of the payment of the tax amount to Executive. If at a later date, the Internal Revenue Service assesses a deficiency against Executive for Excise Tax which is greater than that which was determined at the time such amounts were paid, the Company shall pay to Executive the amount of such unreimbursed Excise Tax plus any interest, penalties and professional fees or expenses, incurred by Executive as a result of such assessment, including all additional taxes (as determined upon a "grossed up" basis) with respect to any such additional amount. In making the foregoing determinations, the Company shall use the highest marginal federal and state tax rates applicable to individuals residing in the state in which the Company's principal place of business is located. Further, the Company shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld. Computations with respect to the amounts payable under this subparagraph shall be made by the Company's independent accountants, in consultation with the Company's independent legal counsel. The Company shall pay all accounting and legal counsel fees and expenses related to the determination of any such amounts.

4.5. Other Termination by Executive. If Executive shall terminate his employment for any reason other than Good Reason, the Company shall have no further obligations to Executive under this Agreement (other than the Company's obligations under Section 4.1 hereof).

4.6. Disclaimer of Mitigation Duty. Executive shall not be required to mitigate the amount of any payment provided for or referred to in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for or referred to in this Section 4 be reduced by any compensation earned by Executive as a result of employment by another employer, by retirement benefits, or be offset against any amount claimed to be owed by Executive to the Company or otherwise.

4.7. Other Benefits. In addition to all other amounts payable to Executive under this Section 4, Executive shall be entitled to receive all benefits payable to Executive under any plans or agreements relating to retirement or other benefits in accordance with the terms and provisions thereof.

5.  STOCK OPTIONS.

5.1. Stock Options. As of the date hereof, the Company has granted Executive the following stock options (a) an option to purchase 500,000 shares at $6.50 per share, 300,000 of which options are vested as of the date hereof and (b) an additional option to purchase 100,000 shares at $6.00, all of which options are vested as of the date hereof.

5.2. Sale of Company Shares. So long as Executive is employed by the Company the Executive agrees that, without the written consent of the Company (which consent shall not be unreasonably withheld), Executive shall not sell Common Stock of the Company which stock represents more than one and a half percent (1.5%) of the outstanding shares (on a fully diluted basis) of Common Stock of the Company during any fiscal quarter of the Company; provided however, to the extent that Executive does not, during any fiscal quarter, sell one and a half percent (1.5%) of the outstanding Common Stock of the Company, then, in addition to any shares that Executive may otherwise sell pursuant to the foregoing, Executive may, in subsequent fiscal quarters, sell Common Stock of the Company representing at least that number of shares of Company Common Stock equal to such shortfall.

6.   BOARD OF DIRECTORS.

     (a) The Company agrees that at all times during the term, the Company shall slate Executive for election as a member of the Board.

     (b) In the event that at any time, or from time to time, during the Term, the Board establishes an executive or similar committee of the Board, the Company agrees that such committee will not have more than three members and Executive will be a member of such committee.

     (c) In the event that at any time, or from time to time, during the term, the Board establishes a nominating or similar committee of the board, the Company agrees that Executive will be a member of such committee.

7.   MISCELLANEOUS.

7.1. Successors and Assigns: Binding Agreement.

     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had occurred.

     (b) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts remain unpaid hereunder, including any amounts which would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's spouse or if Executive does not have a living spouse at such time, to Executive's estate.

     (c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that the duties of Executive hereunder are personal to Executive and may not be delegated by him.

7.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

7.3. Waivers. The waiver by either party hereto of any right hereunder or of any failure to perform or other breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. no waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically so waived.

7.4. Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, upon mailing by registered or certified mail, postage prepaid, return receipt requested, or upon delivery to a reputable overnight courier as follows:

     If to the Company, to:  MedCare Technologies, Inc.
                             1515 22nd Avenue
                             Suite 1210
                             Oak Brook, IL  60523
                             Attention: Chairman

     If to Executive, to:    Mr. Jeffrey S. Aronin
                             1658 N. Bissell
                             Chicago, Illinois 60614

or to such other address as may be specified in a notice given by one party to the other party hereunder.

7.5. Severability. If, for any reason, any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.

7.6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

7.7. Legal Fees and Expenses. It is the intent of the Company that Executive shall not be required to incur any expenses associated with the enforcement of his rights under this Agreement by litigation, or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to executive hereunder. Accordingly, if the Company has failed to comply with any of its obligations under this Agreement, or in the event that the Company or any other person takes any action to declare this agreement void or unenforceable, in whole or in part, or institutes any litigation designed to deny, or to recover from, Executive any benefits intended to be provided to Executive hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of the Company as hereinafter provided, to represent Executive in connection with the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company shall advance to Executive within thirty (30) days after each written request therefor any and all attorneys' and related fees and expenses actually incurred by Executive in any such proceeding or otherwise as a result of the Company's failure to perform this Agreement or any provision hereof or as a result of the Company or any other person contesting the validity or reasonableness of this Agreement. Without limiting the generality of the foregoing, if any amount is not paid by the Company hereunder when due, including, but not limited to, any amount of salary, bonus, fees or expenses, the amount thereof shall bear interest from the due date thereof until paid in full at ten percent (10%) per annum. Executive agrees that he will reimburse the Company for all attorneys' and related fees and expenses received by Executive from the Company under the provisions of this
Section 7.7 in the event and only to the extent that it shall be ultimately determined that the Company has not failed to comply with any of its obligations under this Agreement, and each amount to be reimbursed hereunder shall bear interest from the date of receipt by Executive thereof until paid to the Company in full at ten percent (10%) per annum.

7.8.  INDEMNIFICATION.

     (a) The Company shall provide, at its expense, the Executive (including his heirs, personal representatives, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy which policy covers any and all claims against Executive arising from or out of the period which includes the Term.

     (b) In addition to the insurance coverage provided for in paragraph (a) of this Section 7.8, the Company shall hold harmless and indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Company (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

     (c) In the event that the Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Company has agreed to provide insurance coverage or indemnification under this Section 7.8, the Company shall, to the fullest extent permitted under applicable law, advance all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement (collectively "expenses") incurred by the Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Company of a written undertaking from the Executive (i) to reimburse the Company for all expenses actually paid by the Company to or on behalf of the Executive in the event it shall be ultimately determined that the Executive is not entitled to indemnification by the Company for such expenses and (ii) to assign to the Company all rights of the Executive to indemnification, under any policy of directors' and officers' liability insurance or otherwise, to the extent of the amount of expenses actually paid by the Company to or on behalf of the Executive.

7.9. Amendment: Survival. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
the provisions of Sections 4 and 7 survive the termination or expiration of this Agreement.

7.10. Entire Agreement. This Agreement, constitutes the entire agreement between the parties respecting his employment with the Company and supersedes all prior oral or written understandings between the parties relating to Executive's employment, including the June 26, 1997 employment agreement between the parties; provided, however, that this Agreement shall not supersede any prior written agreement between the parties concerning any equity-based award made by the Company to Executive.

     7.11. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     The parties hereto have executed this Agreement on the date and year first above written.

MEDCARE TECHNOLOGIES, INC.,
a Delaware corporation


By:
   ---------------------              -----------------------
Title:                                Jeffrey S. Aronin
      ------------------